EXECUTION COPY

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") dated as of the 19th day of July, 2002 (the "Effective Date") is made and entered into by and between The A Consulting Team, Inc. (the "Company"), a New York corporation, having its principal place of business at 200 Park Avenue South, New York, New York 10003 and Piotr Zielczynski ("Employee"), an individual residing at 33 Glen Rock Road, Cedar Grove, New Jersey 07009.

1. The Company hereby employs Employee as Director - Technology Solutions. The Employee shall have such responsibilities and duties as are typical and customary for a Director - Technology Solutions. Employee shall be based in the metropolitan New York area, and the Company shall provide Employee with an office and appropriate computer and communications at both of its offices in that area. Employee hereby accepts employment in such capacity upon the terms and conditions hereinafter set forth.

2. The term of this Agreement is for three (3) years, commencing on the Effective Date reflected above (the "Term"). The entire period this Agreement remains in effect is hereinafter referred to as the "Employment Period."

     It is expressly understood and agreed that any changes in Employee's compensation, duties, location or title shall not invalidate this Agreement. At the option of the parties, such changes may be incorporated into an "Addendum" to this Agreement. Failure to so incorporate such changes shall not affect the validity of, or the enforceability of, the other terms herein.

3. The Company shall pay to Employee the following compensation for all the services to be rendered by Employee in any capacity:

     An initial gross salary at the rate of one hundred and sixty thousand dollars ($160,000) per year (the "Annual Base Salary"), which reflects a temporary reduction from one hundred and seventy five thousand dollars ($175,000) per year, payable twice a month, less all applicable and required federal, state, local and authorized deductions. The Compensation Committee of the Board of Directors of the Company shall review Employee's Annual Base Salary in accordance with its existing procedures.

     Upon approval by the Board of Directors of the Company, the Company shall grant to Employee options to purchase 31,000 shares of Company Common Stock in accordance with the terms of Company's Stock Option and Award Plan. The options shall vest pursuant to the schedule set forth in Exhibit A attached hereto. Notwithstanding the foregoing, in the event a "Change-in-Control" (as defined in the Stock Option Agreement to be entered into between the Company and the Employee) or a termination of the Employee's employment by the Company without Cause (as defined herein) occurs, such grant shall become immediately vested and exercisable.

                                                                  EXECUTION COPY

     The Employee and the Company will jointly develop an annual bonus plan for such Employee. The Compensation Committee of the Board of Directors of the Company shall administer such bonus plan and determine the amount of the Employee's bonus.

     Employee shall be entitled to employee benefits, sick days and personal days in accordance with the Company's then current benefits and PTO policy for a level seven (7) employee, as it may be amended or modified from time to time.

4. Employee shall perform such work as may be required of Employee by the Company in accordance with the instructions, directions and control of the Company and at such reasonable time and places as the Company may determine. At all times during the Employment Period, Employee shall adhere to all the rules and regulations that have been or that may hereafter be established by the Company for the conduct of its employees and further, Employee shall adhere to all the provisions of the Company's handbook(s).

5. Employee hereby consents to a background check by the Company and/or the Company's broker(s), customer(s) and/or client(s) to the full extent permitted by law. Such a background check may include, but shall not be limited to, a judgment and public criminal record check, fingerprinting, and drug and/or alcohol screening. The Company shall maintain strict confidentiality with regard to the results of any such background check and shall not release the results to any other person or entity outside of the Company other than to (i) agents or independent contractors bound to confidentiality by written agreement or (ii) the Company's legal counsel and independent auditors who shall have received prior notice of the Company's obligations under this Agreement. The obligations of the Company hereunder shall not apply to information or material which (i) has become generally available to the public other than as a result of unauthorized disclosure by the Company or one of its affiliates or (ii) is disclosed pursuant to an order or requirement of a court, government administrative agency or other governmental body, a self regulatory body (including the Securities Exchange Commission, the NASD and Nasdaq) or applicable law. Provided that the Company complies with the foregoing provisions of this paragraph, the Employee agrees to hold the Company harmless from any claims in connection with such checking or testing or the reporting of the results thereof to the Company.

6. Employee shall devote full and complete attention and energies to the business of the Company, and shall not during the term of this Agreement be engaged in any other business activity, whether such business activity is pursued for gain, profit or other pecuniary advantage and whether said other business activity is directly or indirectly related to the business activity of the Company, without the express written consent of the Company, except as set forth on Exhibit B hereto. However, this shall not be construed as preventing Employee from utilizing his free time for the advancement of any business not competitive, either directly or indirectly, with the Company, or investing Employee's assets in such form or manner as shall not require any services on Employee's part in the operation or the affairs of the company or companies in which such investments are made; provided, however, that any investments made in any non-public company shall not be made in any company that has allied, related or competing business activities to the Company.

                                                                  EXECUTION COPY

7. The Company shall reimburse Employee for expenses incurred by Employee in the course of his employment provided that such expenses are reimbursable by the Company under its then current reimbursement policy, and further, such expenses are authorized by the Company and an accounting is made to the Company therefore, in accordance with the procedures of the Company pertaining thereto.

8. The Company shall continue to pay the lease and insurance on the car currently leased by International Object Technology, Inc. for the Employee until the current lease expires. Thereafter, the Company shall reimburse Employee for a car and related expenses in the amount of $640.00 per month.

9. The Employment Period shall be terminated at the time of the death of Employee or may be terminated by the Company if Employee shall fail to render the services provided for hereunder for a continuous period of sixty
     (60) days because of Employee's physical or mental disability. Notwithstanding anything to the contrary herein, either party may terminate the Employment Period, with or without Cause (as defined herein) and for any reason whatsoever, by giving ten (10) business days prior notice to the other party. In the event the Company terminates Employee without Cause, Employee shall be entitled to receive as severance an amount equal to (i) the Annual Base Salary multiplied by one and one half (1.5), less (ii) one-twelfth (1/12) the Annual Base Salary (the "Monthly Salary Amount"), multiplied by the number of months that Employee has been employed by the Company after the Effective Date. Notwithstanding the foregoing, upon the fifteen (15) month anniversary of the Effective Date, Employee shall be entitled to receive as severance an amount equal to the lesser of (i) the Monthly Salary Amount multiplied by three (3), and (ii) the Monthly Salary Amount multiplied by the number of full months remaining in the Term. For purposes of this Section 9, "Cause" shall mean: (a) Employee's embezzlement, willful breach of fiduciary duty or fraud with regard to the Company or any of the Company's assets or businesses, (b) Employee's conviction of, or pleading of nolo contendere with regard to a felony (other than a traffic violation) or any other crime involving moral turpitude and involving activity related to the affairs of the Company, or
     (c) any other breach by Employee of a material provision of this Agreement that remains uncured for thirty (30) days after written notice thereof is given to Employee. In the event the Company terminates the employment of Employee for Cause, the Company's sole obligation is to pay Employee for that period actually worked by Employee (plus any commissions due for that period, if applicable). In the event of a termination of the Employment Period with Cause, Employee shall not be entitled to any payment in excess of the amount of his bi-monthly salary due at the date of termination and any unreimbursed expenses properly accrued and accounted for pursuant to
     Section 7 of this Agreement.

10. Employee recognizes and acknowledges that the Company's and its subsidiaries' (including International Object Technology, Inc.) trade secrets, customer, broker and client lists, private processes, prospective customer, broker and client lists, and staff and prospective staff lists are deemed to be the private and proprietary information of the Company and are special, unique and significant proprietary assets of the Company's business. Employee shall not, either during or subsequent to the Employment Period, in whole or in part, disclose such trade secrets, customer, broker, or client lists, staff or

                                                                  EXECUTION COPY

     prospective staff lists, prospective customer, broker or client lists or private processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever. In addition, Employee shall not make use of any of the above for Employee's own purposes or for the benefit of any person, firm, corporation, or other entity other than the Company under any circumstances during the Employment Period or subsequent to employment.

11.  Employee agrees that during the Employment Period and for a period of one
     (1) year thereafter, Employee shall not directly or indirectly, or in any capacity, individually or in any corporation, firm, association or other business entity, compete or attempt to compete with the Company, any parent, subsidiary, or affiliate of the Company, or any corporation merged into, or merged or consolidated with the Company (a) by soliciting business from any customer, broker and/or client of the Company with which Employee was involved (directly or indirectly) during the Employment Period, if such solicited business competes with the business of the Company, or (b) inducing any personnel of the Company to leave the service of the Company, or by employing or contracting with any such personnel. The provisions of this Section 11 shall be construed as an Agreement independent of any other provision contained herein and shall be enforceable in both law and equity, including by temporary or permanent restraining orders, notwithstanding the existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise.

12. Employee hereby agrees to assign all rights, title, and interest in all writings, products, inventions, discoveries, developments, improvements, ideas, technical notes, programs, specifications, computer or other apparatus programs and related documentation, and other works of authorship, tangible and intangible property, whether or not patentable, copyrightable or subject to other forms of protection, made, created, developed, discovered, written or conceived by Employee, solely or jointly with another, in whole or in part, for either the Company and/or the Company's customer(s), broker(s) and/or client(s) during the Employment Period, whether during or outside of regular working hours, and to promptly deliver to the Company all such tangible properties and work products at the request of the Company. Employee shall not be entitled to any compensation in addition to the amounts set forth in Section 3 of this Agreement by reason of said assignment. Employee further agrees to take all actions reasonably required by the Company to secure the Company's right, title and interest in such properties and products.

13. Employee shall, upon termination of employment with the Company, immediately return to the Company all equipment and supplies of the Company and its subsidiaries (including International Object Technology, Inc.) and all books, records, lists and other written, typed, printed or electronically stored materials, whether furnished by the Company or its subsidiaries (including International Object Technology, Inc.) or prepared by Employee, which contain any information relating to the Company's or its subsidiaries' (including International Object Technology, Inc.) business or any of its customers, brokers and/or clients, and Employee agrees that Employee shall neither make nor retain copies of such materials after termination of employment.

                                                                  EXECUTION COPY

14. Employee hereby authorizes the Company to offset and deduct against salary due to Employee by the Company, any undisputed monies owed by Employee to the Company for correction of payroll errors, the repayment of monetary advances, the reimbursement of tuition or training costs, and the recoupment of auto allowances, relocation expenses, expenses, and/or advanced vacation time.

15. The failure of either party to insist upon the performance of any of the provisions of this agreement, or the waiver of any breach thereof, shall not be construed as or constitute a waiver of the rights granted herein with respect to any subsequent forbearance or breach.

16. Both parties hereto do hereby consent to jurisdiction in the State of New Jersey with regard to all controversies which may arise with respect to the execution, interpretation of and compliance with the terms and provisions of this Agreement; and both parties hereto agree that the law of the State of New Jersey shall apply hereto (without regard to the principles of conflicts of law) and, in addition, waive any other venue or forum which they might otherwise be entitled by virtue or domicile or otherwise.

17. This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successor to the business of the Company, but neither the Agreement nor any rights hereunder may be assigned, pledged or encumbered by Employee without the written consent of the Company. This Agreement may not be changed, modified or terminated orally. This Agreement supersedes any prior agreements made between the parties, whether oral or written, and constitutes the final and entire agreement and understanding of the parties, all prior representations and agreements having been merged into this Agreement, and this Agreement shall serve to terminate, amend, restate and replace all prior employment agreements entered into between the Company or its subsidiaries (including International Object Technology, Inc.) and Employee, whether written or oral. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parties agree that the provisions of this Section 17 may not be waived except as herein set forth.

18. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

19. Employee hereby represents and warrants that the execution of this Agreement by Employee and the performance of Employee's duties and obligations hereunder shall not breach or be in conflict with any other agreement to which Employee is a party or by which Employee is bound, and that Employee is not now subject to any covenant against competition or similar covenant which would affect the performance of Employee's duties hereunder. Employee hereby agrees to indemnify the Company for all claims arising out or related to Employee's breach of this Section 19.

                                                                  EXECUTION COPY

20. All disputes, controversies, or differences arising in connection with the validity, execution, performance, breach, non-renewal or termination of this Agreement shall be finally settled in an arbitration proceeding under the Rules of the American Arbitration Association by three arbitrators with expertise in employment and labor law in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. Selection of the arbitrators shall be as follows: each party shall appoint one arbitrator within twenty (20) days after service of a party's claim, and those two arbitrators shall appoint a third arbitrator who shall act as chairman, within a twenty (20) day period thereafter. If a chairman is not appointed within said period, the parties shall apply to the American Arbitration Association for appointment of the third arbitrator. The parties agree to be bound by the findings of the arbitration. Notwithstanding the foregoing, the courts shall have jurisdiction over injunctive or provisional relief pending arbitration. The arbitrators shall only be empowered to award direct damages. In no event shall the arbitrators be permitted to award special, consequential, indirect, incidental or punitive damages or lost profits. The non-prevailing party to the arbitration shall pay all the prevailing party's expenses of the arbitration, including reasonable attorneys' fees and other costs and expenses incurred in connection with the prosecution or defense of such arbitration.

21. Any offer, notice, or request or other communication hereunder shall be in writing and shall be deemed to have been duly delivered when (a) delivered by hand (with written confirmation of receipt), (b) one business day after mailed to the addressee, if sent by a nationally recognized overnight delivery service, to the appropriate addresses set forth below or as subsequently modified by written notice.

          If to the Company:  The A Consulting Team, Inc.
                              200 Park Avenue South
                              New York, New York 10003
                              Attention: Shmuel BenTov, Chief Executive Officer

          If to the Employee: Piotr Zielczynski
                              33 Glen Rock Road
                              Cedar Grove, New Jersey 07009.

                  [Remainder of Page Intentionally Left Blank]

                                                                  EXECUTION COPY

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

THE A CONSULTING TEAM, INC.             PIOTR ZIELCZYNSKI


By: /s/ Shmuel BenTov                   /s/ Piotr Zielczynski
   --------------------------------     ----------------------------------------
   Name:  Shmuel BenTov
   Title: Chief Executive Officer

                                                                  EXECUTION COPY

                                    EXHIBIT A

                            OPTIONS VESTING SCHEDULE

Number of Shares Vesting               Time
------------------------               ----

10,334                                 One year anniversary of the date hereof

10,333                                 Two year anniversary of the date hereof

10,333                                 Three year anniversary of the date hereof

                                                                  EXECUTION COPY

                                    EXHIBIT B

Writing books related to Analysis, Design and use of Rational Corporation tools (Rational Rose and RequisitePro)